Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Enterprise GP Holdings L.P. of our reserve report dated as of December 31, 2001, included in the Prospectus dated August 23, 2005, of Enterprise GP Holdings, L.P. that is incorporated by reference in such Registration Statement, which is to be filed with the Securities and Exchange Commission on or about November 14, 2005. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By: /s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III
President and Chief Operating Officer

Dallas, Texas

November 14, 2005